FOR IMMEDIATE RELEASE

Hallmark Financial Services, Inc.
Completes Acquisition of State Auto National Insurance Company

FORT WORTH, Texas, (January 3, 2011) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced the completion of its previously disclosed acquisition of State Auto National Insurance Company.  State Auto National is an Ohio domiciled insurance company which annually writes approximately $37 million in non-standard personal automobile policies through independent agents in 21 states.  Hallmark funded the $14 million required to close the acquisition from available working capital.

Mark J. Morrison, President and Chief Executive Officer, said, “We are excited by the opportunity to enhance our Personal Lines business unit through the purchase of State Auto National Insurance Company.  This acquisition provides a clean statutory entity for the continued expansion of our Personal Lines products into new states through an existing independent agency network.  We look forward to renewing and increasing the existing book of non-standard personal automobile business written by State Auto National Insurance Company.”

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services.  The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600